Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-215504 and 333-229964) of our report dated March 12, 2019, relating to the financial statements of Concrete Pipe & Precast, LLC, appearing in this Annual Report (Form 10-K) of Forterra, Inc. for the year ended December 31, 2018.

/s/ Moss Adams LLP

Houston, Texas
March 12, 2019